EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NEUROGESX, INC.

NeurogesX, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is NeurogesX, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 9, 2007.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, NeurogesX, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Anthony DiTonno, a duly authorized officer of the Corporation, on January 11, 2007.

/s/ Anthony DiTonno
Anthony DiTonno, President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is NeurogesX, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

A. The Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 621,967,200. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 292,467,200. The total number of shares of Common Stock this Corporation shall have authority to issue is 329,500,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 12,033,600 shares, the second series of Preferred Stock shall be designated “Series A1 Preferred Stock” and shall consist of 12,033,600 shares, the third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 31,200,000 shares, the fourth series of Preferred Stock shall be designated “Series B1 Preferred Stock” and shall consist of 31,200,000 shares, the fifth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 55,000,000 shares, the sixth series of Preferred Stock shall be designated “Series C1 Preferred Stock” and shall consist of 55,000,000 shares, the seventh series of Preferred Stock shall be designated “Series C2 Preferred Stock” and shall consist of 48,000,000 shares and the eighth series of Preferred Stock shall be designated “Series C3 Preferred Stock” and shall consist of 48,000,000 shares.

C. The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

1. Dividends.

(a) The holders of the Series A, Series A1, Series B, Series B1, Series C and Series C1, Series C2 and Series C3 Preferred Stock shall be entitled to receive dividends at the rate of $0.0625, $0.0625, $0.075, $0.075, $0.075, $0.075, $0.075 and $0.075, respectively, per share of Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 or Series C3 Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum (the “Preferred Dividend”) payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

(b) No dividends or other distributions (other than those payable solely in the Common Stock of the Corporation or for which an adjustment provision is otherwise made pursuant to Section C.4) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.0625, $0.0625, $0.075, $0.075, $0.075, $0.075, $0.075 and $0.075, respectively, per share (as adjusted for stock dividends, combinations or splits with respect to such shares) on the Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 and Series C3 Preferred Stock shall have been paid or declared and set apart during such fiscal year. Dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock or Common Stock unless declared by the Board of Directors.

(c) After the foregoing dividends on the Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends.

2. Liquidation Preference.

(a) Preference Amount.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series C, Series C1, Series C2 and Series C3 Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A, Series A1, Series B or Series B1 Preferred Stock or Common Stock by reason of their ownership thereof, the amounts of $0.75 (the “Original Series C Issue Price”), $0.75 (the “Original Series C1 Issue Price”), $0.75 (the “Original Series C2 Issue Price”) and $0.75 (the “Original Series C3 Issue Price”) per share of Series C, Series C1, Series C2 and Series C3 Preferred Stock, respectively, in each case as adjusted for splits, dividends or combinations with respect to such shares, plus all declared but unpaid dividends on each such share then held by them. If the assets and funds thus distributed among the holders of the Series C, Series C1, Series C2 and Series C3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C, Series C1, Series C2 and Series C3 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii) After the payment to the holders of the Series C, Series C1, Series C2 or Series C3 Preferred Stock of the full preferential amounts so payable to them pursuant to Section C.2(a)(i) above, the holders of the Series A, Series A1, Series B and Series B1 Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amounts of $0.625 (the “Original Series A Issue Price”), $0.625 (the “Original Series A1 Issue Price”), $0.75 (the “Original Series B Issue Price”) and $0.75 (the “Original Series B1 Issue Price”) per share of Series A, Series A1, Series B and Series B1 Preferred Stock, respectively, in each case as adjusted for splits, dividends or combinations with respect to such shares, plus all declared but unpaid dividends on each such share then held by them. If the assets and funds thus distributed among the holders of the Series A, Series A1, Series B and Series B1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution after the payment in full of the amounts payable pursuant to Section C.2(a)(i) above shall be distributed ratably among the holders of the Series A, Series A1, Series B and Series B1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. After the payment to the holders of the Preferred Stock of the preferential amounts so payable to them pursuant to Section C.2(a) above, the remaining assets of the Corporation shall be distributed among the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 and Series C3 Preferred Stock), provided, however, that the total amounts that may be distributed to the holders of Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 and Series C3 Preferred Stock pursuant to this Section C.2 (including distributions pursuant to Section C.2(a)) shall not exceed $1.875 per share of Series A Preferred Stock, $1.875 per share of Series A1 Preferred Stock, $2.25 per share of Series B Preferred Stock, $2.25 per share of Series B1 Preferred Stock, $2.25 per share of Series C Preferred Stock, $2.25 per share of Series C1 Preferred Stock, $2.25 per share of Series C2 Preferred Stock and $2.25 per share of Series C3 Preferred Stock, in each case as adjusted for splits, dividends or combinations with respect to such shares, with any remaining assets being distributed pro rata to the holders of Common Stock.

(c) For purposes of this Section C.2, a consolidation or merger of the Corporation with or into any other corporation or entity in which transaction the Corporation’s shareholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent or a sale, exclusive license or transfer of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of the Preferred Stock and the Common Stock to receive, at the closing of such acquisition or sale, cash, securities or other property (valued as provided in Section C.2(d) below) in the amounts as specified in Sections C.2(a) and C.2(b) above.

(d) In any of the events specified in (c) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed in a liquidation shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the distribution;

(B) If actively traded over-the-counter but not on the Nasdaq National Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the distribution; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(e) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock voting together as a single class on an as-converted basis.

3. Voting Rights; Directors.

(a) Except as set forth below or otherwise required by law, each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, and each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) For so long as the Series A and Series A1 Preferred Stock, voting pursuant to Section C.3(c), the Series B and Series B1 Preferred Stock, voting pursuant to Section C.3(d), or the Series C and Series C1 Preferred Stock, voting pursuant to Section C.3(e), have a right to elect a member of the Board of Directors pursuant to this Section C.3, the holders of the outstanding shares of Common Stock shall have the right to elect two (2) members of the Board of Directors and to fill any vacancies with respect thereto.

(c) For so long as any combination of at least 1,000,000 shares of Series A and/or Series A1 Preferred Stock (as adjusted for Preferred Stock splits, dividends or combinations), remain outstanding, the holders of the outstanding shares of Series A and Series A1 Preferred Stock shall, voting together as a single class on an as-converted basis, have the right to elect two (2) members of the Board of Directors and to fill any vacancies with respect thereto.

(d) For so long as any combination of at least 1,000,000 shares of Series B and/or B1 Preferred Stock (as adjusted for Preferred Stock splits, dividends or combinations) remain outstanding, the holders of the outstanding shares of Series B and Series B1 Preferred Stock shall, voting together as a single class on an as-converted basis, have the right to elect one (1) member of the Board of Directors and to fill any vacancies with respect thereto.

(e) For so long as any combination of at least 1,000,000 shares of Series C and/or C1 Preferred Stock (as adjusted for Preferred Stock splits, dividends or combinations) remain outstanding, the holders of the outstanding shares of Series C and Series C1 Preferred Stock shall, voting together as a single class on an as-converted basis, have the right to elect one (1) member of the Board of Directors and to fill any vacancies with respect thereto.

(f) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall have the right to elect all remaining members of the Board of Directors and to fill any vacancies with respect thereto.

(g) California Section 2115. To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General

Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 and Series C3 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, Original Series A1 Issue Price, Original Series B Issue Price, Original Series B1 Issue Price, Original Series C Issue Price, Original Series C1 Issue Price, Original Series C2 Issue Price or Original Series C3 Issue Price, as applicable, by the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series B1 Conversion Price, Series C Conversion Price, Series C1 Conversion Price, Series C2 Conversion Price or Series C3 Conversion Price, as applicable and each as defined below, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the “Conversion Rate” for such series. The conversion price for each of the Series A Preferred Stock (the “Series A Conversion Price”), Series A1 Preferred Stock (the “Series A1 Conversion Price”), Series B Preferred Stock (the “Series B Conversion Price”), Series B1 Preferred Stock (the “Series B1 Conversion Price”), Series C Preferred Stock (the “Series C Conversion Price”), Series C1 Preferred Stock (the “Series C1 Conversion Price”), Series C2 Preferred Stock (the “Series C2 Conversion Price”) and Series C3 Preferred Stock (the “Series C3 Conversion Price”) shall initially be the Original Series A Issue Price, Original Series A1 Issue Price, Original Series B Issue Price, Original Series B1 Issue Price, Original Series C Issue Price, Original Series C1 Issue Price, Original Series C2 Issue Price or Original Series C3 Issue Price, as applicable. The Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price, Series B1 Conversion Price, Series C Conversion Price, Series C1 Conversion Price, Series C2 Conversion Price and Series C3 Conversion Price shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect for each such series of Preferred Stock upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted basis, or (ii) immediately prior to the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, in which (i) the valuation of the Company (as determined by multiplying the public offering price per share of Common Stock as printed on the front cover of the final prospectus for the public offering by the number of shares of Common Stock of the Company then outstanding, including all shares of Common Stock then issuable upon conversion of all then outstanding Preferred Stock of the Company and all shares of Common Stock then issuable upon exercise of then outstanding stock options of the Company) immediately prior to the closing of such public offering is at least one hundred fifty million dollars ($150,000,000), and (ii) the aggregate gross proceeds to the Corporation (prior to deduction for underwriters’ discounts and expenses) equal or exceed $30,000,000.

(c) Mechanics of Conversion.

(i) Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section C.4(d), the following definitions apply:

(A) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1) shares of the Corporation’s Common Stock issued upon conversion of the Preferred Stock that is outstanding as of the Original Issue Date;

(2) shares issued pursuant to the bona fide acquisition of another corporation by the Corporation by merger, purchase or exclusive license of substantially all of the assets, or other reorganization, which is approved by the Board of Directors;

(3) shares of the Corporation’s capital stock (or related Options or Convertible Securities) issued to employees, officers, directors, consultants, or other persons performing services for the Corporation pursuant to any stock offering, plan, or other arrangement approved by the Board of Directors;

(4) shares issued to financial institutions primarily in connection with the extension of credit to the Corporation or in connection with the lease of equipment and approved by the Board of Directors;

(5) shares issued primarily in connection with a strategic investment or acquisition of intellectual property or technology as approved by the Board of Directors;

(6) shares of the Corporation’s Common Stock issued in connection with any stock split, stock dividend, or recapitalization by the Corporation;

(7) 57,500 shares of Common Stock of the Corporation issued to Peter Bick pursuant to a mutual agreement executed prior to the original issue date of the Series B Preferred Stock; or

(8) shares of Common Stock issued by the Corporation in satisfaction of a judgment or settlement of claims (the terms of which are approved by the Board of Directors) made by that certain individual with whom the Corporation participated in mediation with on December 7, 2001, or shares of Common Stock otherwise issued by the Corporation in connection with any such settlement or judgment to investors in the Corporation’s Series B Preferred Stock financing pursuant to a written agreement dated as of the original issue date of the Series B Preferred Stock.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A, Series B, Series C or Series C2

Conversion Price, as applicable, shall be made in respect of the issuance or deemed issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Series A, Series B, Series C or Series C2 Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, then the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A, Series B, Series C or Series C2 Conversion Price shall affect Common Stock previously issued upon conversion of the Series A, Series B, Series C or Series C2 Preferred Stock);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(2) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A, Series B, Series C or Series C2 Conversion Price to an amount which exceeds the lower of (a) the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, on the original adjustment date, or (b) the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii)) without consideration or for a consideration per share less than the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, in effect on the date of and immediately prior to such issue (a “Dilutive Issuance”), then and in such event, the Series A, Series B, Series C or Series C2 Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A, Series B, Series C or Series C2 Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A, Series B, Series C or Series C2 Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued or deemed issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised and converted immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Shadow Preferred.

(A) Definitions.

(1) “Pro Rata Share” with respect to each holder of Preferred Stock shall mean that portion of the total dollar amount of the Dilutive Issuance equal to (i) the amount of the Dilutive Issuance actually offered to all holders of Preferred Stock by the Board of Directors of the Corporation (ii) multiplied by a fraction, the numerator of which is the number of shares of Common Stock issuable upon conversion of all Preferred Stock held by such holder as of the date of the Issuance Notice, as defined below, and the denominator of which is the total number of shares of Common Stock issuable upon conversion of all Preferred Stock outstanding as of such date.

(2) “Participating Investor” shall mean any holder of Preferred Stock that purchases at least its Pro Rata Share of a Dilutive Issuance, provided however, that if a holder is a member of a group of Affiliated Entities holding Preferred Stock (“Affiliate Group”) and the holders making up such Affiliate Group (together with any other Affiliated Entity of a member of the Affiliate Group who did not acquire such shares of Preferred Stock at the same time as other members of the Affiliate Group) in the aggregate purchase a dollar amount of such Dilutive Issuance equal to the aggregate Pro-Rata Share of all holders making up such Affiliate Group, then all such holders in such Affiliate Group shall be deemed to be Participating Investors.

(3) “Nonparticipating Investor” shall mean any holder of Preferred Stock that is not a Participating Investor.

(4) “Affiliated Entity” shall mean, only for purposes of this Section C.4(d)(v), as to any entity, another entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(B) Pay to Play; Conversion.

(1) In the event the Corporation proposes to undertake a Dilutive Issuance in which equity securities of the Corporation are to be sold, it shall give each holder of Preferred Stock a written notice (the “Issuance Notice”) of its intention, describing the type of new securities, the price and number of shares and the general terms upon which the Corporation proposes to issue such new securities, at least twenty-one days prior to the date of such Dilutive Issuance. Each holder of Preferred Stock may, within ten (10) days from the time of actual receipt by the holder (by mail or overnight delivery) of the Issuance Notice, provide written notice to the Corporation that such holder agrees to become a Participating Investor for the price and upon the terms specified in the Issuance Notice. In the event that such holder fails to give such notice within the ten (10) day period, or fails to actually purchase its Pro Rata Share of the Dilutive Issuance (other than as a result of the Corporation failing to offer such holder an opportunity to purchase its Pro Rata Share) at the closing of such Dilutive Issuance, such holder shall be deemed to be a Nonparticipating Investor.

(2) To the extent of the percentage of the Pro Rata Share not purchased (the “Refused Percentage”) by each Nonparticipating Investor, that number of outstanding shares of Series A Preferred Stock, that number of outstanding shares of Series B Preferred Stock, that number of outstanding shares of Series C Preferred Stock and that number of outstanding shares of Series C2 Preferred Stock held by such Nonparticipating Investor equal to the product of (x) the number of shares of Series A, Series B, Series C or Series C2 Preferred Stock, as applicable, held by the Nonparticipating Investor, times (y) the Refused Percentage, shall each be converted automatically on the date (the “Closing Date”) of closing of the applicable Dilutive Issuance (provided that the Corporation timely gave the Issuance Notice to such holder of Preferred Stock) into shares of Series A1 Preferred Stock with respect to Series A Preferred Stock, Series B1 Preferred Stock with respect to Series B Preferred Stock, Series C1 Preferred Stock with respect to Series C Preferred Stock or Series C3 Preferred Stock with respect to the Series C2 Preferred Stock, as applicable, on a one for one basis.

(3) Upon the conversion of Preferred Stock held by a Nonparticipating Investor as set forth herein, such shares of Preferred Stock shall no longer be outstanding on the books of the Corporation, and may not be reissued and the Nonparticipating Investor shall be treated for all purposes as the record holder of such shares of Series A1, Series B1, Series C1 or Series C3 Preferred Stock on the Closing Date. No shares of Series A1, Series B1, Series C1 or Series C3 Preferred Stock shall be issued except as set forth in this Section C.4(d)(v) upon conversion of shares of Preferred Stock.

(4) No adjustment in the Conversion Price of the Series A1, Series B1, Series C1 or Series C3 Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock, regardless of the issuance price of such shares, except for the issuance of such shares as a stock dividend, stock split, or in connection with such other transaction as provided in Section C.4(e) or (f) hereof.

(vi) Determination of Consideration. For purposes of this Section C.4(d), the consideration received by the Corporation for the issue or deemed issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) ultimately issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 and Series C3 Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by an event for which an adjustment is otherwise made pursuant to Section C.4(e) or Section C.4(g)), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in Section C.4(e) or (f)) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section C.2), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which such holder would have been entitled if immediately prior to such reorganization, merger or consolidation such holder had converted its shares of Preferred Stock into Common Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.4(g) with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section C.4(g) (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section C.4(g) shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section C.4(g), if any reorganization, merger or consolidation is approved by the vote of shareholders required by Section C.5 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section C.4(g).

(h) No Impairment. The Corporation will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment.

(i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 or Series C3 Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 or Series C3 Preferred Stock, as applicable, a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 or Series C3 Preferred Stock, as applicable.

(j) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation’s certificate of incorporation.

(m) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(n) Notices. Any notice required by the provisions of this Corporation’s certificate of incorporation to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5. Restrictions and Limitations. So long as one million (1,000,000) shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of at least a majority of the holders of the then outstanding shares of the Preferred Stock, voting together as a class on an as-converted basis:

(a) Alter, change or waive any provision of this Corporation’s certificate of incorporation or bylaws so as to amend or otherwise change the rights, preferences or privileges or powers of, or restrictions provided for the benefit of the shares of any series of Preferred Stock;

(b) Cause (i) the acquisition of the Corporation by means of merger, consolidation or other form of corporate reorganization, or any transaction or series of related transactions in which the shareholders of the Corporation immediately preceding such reorganization or transaction do not own directly or indirectly outstanding securities possessing a majority of the voting power of the surviving entity, or (ii) a sale, exclusive license or transfer of all or substantially all of the assets of the Corporation;

(c) Create or authorize any new class or series of capital stock or issue such shares, having rights, preferences, or privileges superior to or on parity with any series of the Preferred Stock;

(d) Increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(e) Reclassify any outstanding capital stock into shares having rights, preferences, privileges or priority senior to or on parity with the preferences of any series of the Preferred Stock;

(f) Effect a liquidation or dissolution of the Corporation;

(g) (i) Declare any dividend, or effect any other distribution on the Common Stock or any series of the Preferred Stock, or (ii) redeem, repurchase or otherwise acquire any shares of its capital stock, except (x) redemption or repurchase of shares of Common Stock from employees or consultants upon termination of their employment or service pursuant to agreements providing for such repurchase that are approved by the Board of Directors or (y) redemption or repurchase of shares made in accordance with Section C.7 below; or

(h) Decrease the authorized number of directors below seven (7).

6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7. Redemption.

(a) After June 30, 2008, this Corporation shall redeem, upon the written request (the “Preferred Exercise Notice”) of the holders of at least a majority of the outstanding shares of Preferred Stock (the “Redemption Threshold”), voting or consenting, as the case may be, as a single class on an as-converted basis, from any source of funds legally available therefor, the Preferred Stock in three (3) annual installments beginning on the 45th day after receipt by the Corporation of the Preferred Exercise Notice and continuing thereafter on each yearly anniversary of such date (each a “Redemption Date”). The Corporation shall effect such redemptions on the applicable Redemption Dates by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the Original Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 or Series C3 Issue Price, as applicable, per share of Series A, Series A1, Series B, Series B1, Series C, Series C1, Series C2 or Series C3 Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus dividends on such shares at the rate of ten percent (10%) compounded annually from, with respect to each such share of Preferred Stock, the date that such share of Preferred Stock was issued through each such Redemption Date (the “Redemption Price”), provided that, for purposes of this Section C.7 only, the date of issue of a share of Series A1, Series B1, Series C1 or Series C3 Preferred Stock shall be the date of issuance of the shares of Series A, Series B, Series C or Series C2 Preferred Stock, as applicable, that were converted into such shares of Series A1, Series B1, Series C1 or Series C3 Preferred Stock, as applicable. The Corporation shall redeem on any one Redemption Date up to a number of shares of each series of Preferred Stock determined by dividing (i) the aggregate number of outstanding shares of each such series of Preferred Stock outstanding immediately prior to the regularly scheduled annual Redemption Date by (ii) the number of remaining regularly scheduled annual Redemption Dates (including the Redemption Date to which such calculation applies). Notwithstanding the foregoing, the Corporation shall be required to redeem any Preferred Stock outstanding on the last Redemption Date.

Any redemption effected pursuant to this Section C.7 shall be made among the holders of Preferred Stock as to each outstanding series of Preferred Stock on a pro rata basis in proportion to the aggregate of shares of such series of Preferred Stock held by such holder.

(b) At least fifteen (15), but no more than 30 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares and series of Preferred Stock to be redeemed from such holder, the Redemption Date, the Redemption Price for each series of Preferred Stock, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, their certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in paragraph (c) below, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption

Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares of Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum number of such shares ratably among the holders of such shares based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed (the date of each such additional redemption also a “Redemption Date” hereunder).

(d) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to paragraph (b) immediately above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefore. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this paragraph (d) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to the terms hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this paragraph (d) remaining unclaimed at the expiration of two (2) years following the Redemption Date for which such monies were deposited shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors and payment for redemption of such shares shall thereafter be due to the holder directly from the Corporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections for directors need not be by ballot unless a stockholder demands election by ballot at the meeting and before the voting begins or unless the bylaws of the Corporation shall require.

ARTICLE VII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.